1. Name and Address of Reporting Person
   KALAN, PETER E.
   7887 E. Belleview Avenue
   Suite 1000
   Englewood, CO 80111
   USA
2. Issuer Name and Ticker or Trading Symbol
   CSG Systems International, Inc. (CSGS)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   8/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Sr. VP and CFO
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                       08/22/2002 A             30000       A      $0.0000                     D
Common Stock                       08/30/2002 A             50416 <F1>  A      $0.0000    82016            D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Options  $9.6875                                              01/28/2007 Common                      8400     D
(Right to buy)                                                                 Stock
Stock Options  $14.8438                                             08/14/2007 Common                      420      D
(Right to buy)                                                                 Stock
Stock Options  $14.8438                                             08/18/2007 Common                      2080     D
(Right to buy)                                                                 Stock
Stock Options  $21.125                                              01/20/2008 Common                      3200     D
(Right to buy)                                                                 Stock
Stock Options  $26.72   08/30/2002 D               6218  11/17/2002 11/17/2008 Common  6218     $0.0000             D
(Right to buy)                                                                 Stock            <F2>
Stock Options  $26.72   08/30/2002 D               33782 11/17/2002 11/17/2008 Common  33782    $0.0000    0        D
(Right to buy)                                                                 Stock            <F2>
Stock Options  $27.9375 08/30/2002 D               10000 10/10/2001 10/10/2010 Common  10000    $0.0000    0        D
(Right to buy)                                                                 Stock            <F2>
Stock Options  $34.43   08/30/2002 D               40000 12/14/2002 12/14/2011 Common  40000    $0.0000    0        D
(Right to buy)                                                                 Stock            <F2>
Stock Options  $34.95   01/17/2002 A         37139       01/17/2003 01/17/2012 Common  37139    $0.0000             D
(Right to buy)                                                                 Stock
Stock Options  $34.95   01/17/2002 A         2861        01/17/2006 01/17/2012 Common  2861     $0.0000             D
(Right to buy)                                                                 Stock
Stock Options  $34.95   08/30/2002 D               37139 01/17/2003 01/17/2012 Common  37139    $0.0000             D
(Right to buy)                                     <F2>                        Stock
Stock Options  $34.95   08/30/2002 D               2861  01/17/2006 01/17/2012 Common  2861     $0.0000    0        D
(Right to buy)                                     <F2>                        Stock
Stock Options  $38.44   08/30/2002 D               2602  01/07/2002 01/07/2010 Common  2602     $0.0000             D
(Right to buy)                                                                 Stock            <F2>
Stock Options  $38.44   08/30/2002 D               12398 01/07/2001 01/07/2010 Common  12398    $0.0000    0        D
(Right to buy)                                                                 Stock            <F2>
Stock Options  $47      08/30/2002 D               27873 01/17/2002 01/17/2011 Common  27873    $0.0000             D
(Right to buy)                                                                 Stock            <F2>
Stock Options  $47      08/30/2002 D               2127  01/17/2005 01/17/2011 Common  2127     $0.0000    0        D
(Right to buy)                                                                 Stock            <F2>
Stock Options  $47.5    08/30/2002 D               10000 08/25/2001 08/25/2010 Common  10000    $0.0000    0        D
(Right to buy)                                                                 Stock            <F2>

Explanation of Responses:

<F1>
On August 30, 2002, the reporting person surrendered to the issuer for cancellation options previously granted to the reporting person as shown in Table II. In exchange for the surrendered options, the reporting person received 50,416 shares of restricted stock of the issuer.
<F2>
On August 30, 2002, the reporting person surrendered to the issuer for cancellations options previously granted to the reporting person as shown in Table II. In exchange for the surrendered options, the reporting person received 50,416 shares of restricted stock of the issuer.

SIGNATURE OF REPORTING PERSON
/s/ PETER E. KALAN

DATE
09/04/2002